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             INFORMATION STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                            ATSI COMMUNICATIONS, INC.
                (Name of Registrant as Specified in its Charter)


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ATSI                                              NEWS RELEASE
COMMUNICATIONS
                                                  CONTACT: INVESTORINFO@ATSI.NET

                                                  E-MAIL:  INVESTORINFO@ATSI.NET

                                                  WEB SITE:    WWW.ATSI.NET
                                                               ------------


                       ATSI ANNOUNCES REINCORPORATION PLAN
           ANNUAL SHAREHOLDERS MEETING TO BE HELD ON JANUARY 15, 2004

SAN ANTONIO, TEXAS, December 10, 2003, ATSI Communications, Inc. (a Delaware Corporation) (ATSI) (OTC: ATSC - News) announced its restructuring and reincorporation plan today. Upon shareholder approval, ATSI plans to reincorporate in Nevada to provide greater flexibility, simplicity in corporate transactions, reduced taxes, and the reduction in other costs of doing business. The reincorporation will also change the Company's capital structure by reducing the number of shares of common stock outstanding, thus improving the Company's ability to raise capital and pursue strategic transactions.

ATSI will merge with, and into, its wholly owned Nevada subsidiary, ATSI Merger Corporation. One share of ATSI Merger Corporation common stock and ten (10) shares of ATSI Merger Corporation Series H Convertible preferred stock will be issued for each 100 shares of ATSI Communications common stock held as of the effective date of January 25, 2004. Any fractional shares of ATSI Merger Corporation common stock or Series H Convertible preferred stock will be rounded up to the nearest whole shares. In addition, one share of ATSI Merger
Corporation preferred stock, with substantially similar rights, preferences, limitations and designations will be issued for each share of ATSI preferred stock outstanding as of the effective date.

Arthur L. Smith, President and Chief Executive Officer states, "This reincorporation is the next logical step in the process of restructuring ATSI. In December 2002, ATSI was forced to idle its network and almost had to close its doors. The Company then started a vigorous, internal restructuring plan". Pursuant to this restructuring, in May, ATSI established a partnership with a group of Mexican investors headed by the Bunt family, a principal in a U.S. based international carrier, Dialmex, and sold a 51% interest in its Mexican subsidiary, which holds a long distance concession in Mexico. Dialmex operates a highly sophisticated Cisco Systems' (Nasdaq: CSCO - News) VoIP network and was recently ranked 11th in Entrepreneur Magazine's Hot 100 list of fastest growing businesses in the U.S. Through its agreement with Dialmex, ATSI has successfully restarted its carrier services business and added several new customers in recent months.

In  June,  ATSI  announced that it intended to bring its SEC filings up to date.
This has been accomplished with the Company bringing its quarterly filings current in September and filing its annual report (Form 10-K) with the Securities and Exchange Commission on November 13, 2003. The Company has also significantly improved its cost and expense structure by reducing overhead and continuing to control expenses.


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"The  reincorporation  plan  is  essential  for  our  future. ATSI currently has
103,638,890 shares of common stock outstanding. The large number of shares outstanding makes administration of the share transfer records very expensive and overly complicated. In addition, our shares have been trading at or below $.05 per share making share transactions extremely expensive for our small shareholders. One of the features of the reincorporation will be a conversion of 100 shares of old ATSI common stock into one share of new ATSI common stock," says Smith.

"We also believe that the price of our common stock might have been artificially depressed due to a practice known as 'naked shorting'. The reincorporation in Nevada will permit us to require the delivery of certificates representing our shares for exchange in connection with the reincorporation or subsequent changes in our capital structure. We believe that naked shorting, and the depression of our stock price which it may have caused, will be discouraged as a result of the merger," adds Smith.

The Company also announced that the 2004 Annual Meeting of Stockholders will be held at 10:00 AM CST on January 15, 2004 at the conference hall of the Dr. Burton E. Grossman International Conference Center, University of the Incarnate Word, 4301 Broadway, San Antonio, Texas. The reorganization plan is subject to the shareholders' approval. All persons owning shares of the company's common stock or the series A convertible preferred stock on record as of December 5, 2003, are entitled to notice and to vote at the annual meeting. The Company expects to commence mailing its Annual Report and Proxy Statement to shareholders on December 19, 2003.

STOCKHOLDERS MAY OBTAIN A COPY OF THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR FREE AT THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION, WWW.SEC.GOV. STOCKHOLDERS SHOULD READ THE
                                      -----------
PROXY MATERIALS AND ANNUAL REPORT BEFORE VOTING ON ANY PROPOSAL AT THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

ATSI Communications, Inc. is an emerging international carrier serving the rapidly expanding niche markets in and between Latin America and the United States, primarily Mexico. ATSI has clear advantages over the competition through its unique foreign license in Mexico, interconnection and service agreements, and strategic partnerships.

This news release contains forward-looking statements. These statements describe management's beliefs and expectations about the future. We have identified forward looking statements by using words such as "expect," "believe," and "should." Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties, and these statements may turn out not to be true. More detailed information about ATSI Communications, Inc. is available in the Company's public filings with the Securities and Exchange Commission.


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